As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

ZHONE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	7001 Oakport Street Oakland, CA 94621	22-3509099
(State or other jurisdiction of incorporation or organization)	(Address of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Stock Options and Plans assumed by Zhone Technologies, Inc. Under the

Paradyne Networks, Inc. 2000 Broad-Based Stock Plan

Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan

Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan

(Full title of Plans)

Name and Address and telephone number of agent for service:

Morteza Ejabat Chief Executive Officer Zhone Technologies, Inc. 7001 Oakport Street Oakland, CA 94521 (510) 777-7000	Copy to: Craig M. Garner Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued pursuant to the terms of the Paradyne Networks, Inc. 2000 Broad-Based Stock Plan	3,119,780 shares	$2.72	(4)	$8,485,801.60	$998.78
Common Stock, $0.001 par value, to be issued pursuant to the terms of the Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan	186,524 shares	$5.48	(5)	$1,022,151.52	$120.31
Common Stock, $0.001 par value, to be issued pursuant to the terms of the Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan	19,905,049 shares	$5.10	(6)	$101,515,749.90	$11,948.40
Total	23,211,353 shares	—		$111,023,703.02	$13,067.49	(3)

(1)	This registration statement registers the issuance of shares of Registrant’s common stock (the “Common Stock”), which are issuable pursuant to the exercise of options granted under the Paradyne Networks, Inc. 2000 Broad-Based Stock Plan, the Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan; and the Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan (collectively, the “Plans”), which were assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger dated July 7, 2005, by and among the Registrant, Parrot Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Registrant and Paradyne Networks, Inc., a Delaware corporation.
(2)	Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of Registrant’s common stock that may become issuable under the Plans by reason of any stock split, stock dividend, or similar transaction involving the Common Stock.
(3)	Pursuant to Rule 457(p) of the Securities Act, the total filing fee for all securities registered herein of $13,067.49 is offset by filing fees totaling $40,818.89 previously paid with respect to securities registered pursuant to the registration statements on Form S-8 filed by Paradyne Networks, Inc. on March 20, 2001 for the Paradyne Networks, Inc. 2000 Broad-Based Stock Plan; on July 16, 1999 for the Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan; and on July 16, 1999, September 8, 2000, August 16, 2001, June 18, 2002, June 13, 2003 and August 5, 2004 for the Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan Equity Plan.
(4)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share (i) of $2.82 as to 1,756,499 outstanding but unexercised options to purchase Common Stock under the Paradyne Networks, Inc. 2000 Broad-Based Stock Plan and (ii) of $2.60 (the average of the high and low prices for the Common Stock quoted on Nasdaq on August 31, 2005) as to the 1,363,281 shares available for future grants.
(5)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share (i) of $7.27 as to 115,206 outstanding but unexercised options to purchase Common Stock under the Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan and (ii) of $2.60 (the average of the high and low prices for the Common Stock quoted on Nasdaq on August 31, 2005) as to the 71,318 shares available for future grants.
(6)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share (i) of $6.44 as to 12,979,420 outstanding but unexercised options to purchase Common Stock under the Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan and (ii) of $2.60 (the average of the high and low prices for the Common Stock quoted on Nasdaq on August 31, 2005) as to the 6,925,629 shares available for future grants.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant are incorporated as of their respective dates in this Registration Statement by reference:

A.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

B.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

C.	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 16, 2005; May 13, 2005; July 8, 2005; July 21, 2005 and August 17, 2005; and

D.	Description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 11, 2001, including any subsequently filed amendments and reports updating such description (File No. 333-108019).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not required to be filed with this registration.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our certificate of incorporation requires us to indemnify our directors and officers to the full extent permitted under the DGCL. Our certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the DGCL.

Our certificate of incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (1) from any breach of the director’s duty of loyalty to us or our stockholders; (2) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and officers, and have obtained insurance policies insuring our directors and officers and those of our subsidiaries against some liabilities they may incur in their capacity as directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California on this 1st day of September, 2005.

Zhone Technologies, Inc.

By:	/s/ Morteza Ejabat
Morteza Ejabat
Chairman of the Board of Directors,
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Morteza Ejabat and Kirk Misaka, and each of them as their attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on September 1, 2005.

Signature	Title
/s/ Morteza Ejabat Morteza Ejabat	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ Kirk Misaka Kirk Misaka	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Adam Clammer Adam Clammer	Director

/s/ Michael Connors Michael Connors	Director

/s/ James Coulter James Coulter	Director

/s/ Robert Dahl Robert Dahl	Director

/s/ James Greene Jr. James Greene Jr.	Director

/s/ Richard Kramlich C. Richard Kramlich	Director

/s/ James Timmins James Timmins	Director

INDEX TO EXHIBITS

EXHIBITS
4.1	Paradyne Networks, Inc. 2000 Broad-Based Stock Plan (incorporated by reference to Exhibit 10.1 of Paradyne Networks, Inc.’s Form 10-Q (No. 000-26485) filed on November 8, 2000)

4.2	Paradyne Acquisition Corporation 1999 Non-Employee Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.5 of Paradyne Networks, Inc.’s Form S-1 (No. 333-76385), as amended, filed on April 15, 1999)

4.3	Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Paradyne Networks, Inc.’s Registration Statement on Form S-1 (No. 333-76385), as amended, filed on June 9, 1999)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on signature page to this Registration Statement)